UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                          Pursuant to Section 16(a)


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported

1. Name and Address of Reporting Person
Michael Edwards
8120 SE Windjammer Way
Hobe Sound, FL 33455

2. Issuer Name and Ticker or Trading Symbol
Bravo! Foods International Corp.
(formerly China Premium Food Corporation)
BRVO

3. IRS or Social Security Number of Reporting Person (Voluntary)
N/A

4. Statement for Month/Year
December 2001

5. If Amendment, Date of Original (Month/Year)
N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
( ) Director ( ) 10% Owner (X ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person


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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security    |2.         |3.  |4.Securities Acquired (A)   |5.Amount of     |6.Dir |7.Nature of Indirect
                        |Transaction|    |  or Disposed of (D)        |  Securities    |ect   |  Beneficial Ownership
                        |Date       |Code|                            |  Beneficially  |(D)or |
                        |           |    |              | A/|         |  Owned at      |Indir |
                        |           |    |  Amount      | D |    Price|  End of Year   |ect(I)|
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Common Stock            |10/10/01   |J   |    65,000    | J | bonus   |    130,143     | D    |
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative|2.Conversion|3.      |4.  |5.Number of  |6.Date Exer- |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of
  Security           |or Exercise |Transaction  |  Derivative |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect
                     |Price of    |Date    |Code|  Securities |Expiration   |  Securities      |vative |tive      |ect|Beneficial
                     |Derivative  |        |    |  Acquired(A)|Date(Month/  |                  |Secu   |Securities|(D)|Ownership
                     |Security    |        |    |  or Disposed|Day/Year)    |                  |rity   |Benefi    |or |
                     |            |        |    |  of (D)     |Date  |Expir |                  |       |ficially  |Ind|
                     |            |        |    |         | A/|Exer- |ation |  Title and Number|       |Owned at  |ire|
                     |            |        |    |         | D |cisa- |Date  |  of Shares       |       |End of    |ct |
                     |            |        |    |  Amount |   |ble   |      |                  |       |Year      |(I)|
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                     |            |        |    |         |   |      |      |         |        |       |          |   |           |
                     |            |        |    |         |   |      |      |         |        |       |          |   |           |
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                     |            |        |    |         |   |      |      |         |        |       |          |   |           |
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Explanation of Responses:
Item 6: Vice President
Table I: Issuance pursuant to employment contract bonus

Signature of Reporting Person:

/s/ Michael Edwards
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Michael Edwards
Dated February 14, 2002